FOR IMMEDIATE RELEASE Contact: Vince C. Klinges Chief Financial Officer American Software, Inc (404) 264-5477 AMERICAN SOFTWARE ANNOUNCES TAX TREATMENT OF 2022 DISTRIBUTIONS ATLANTA, GA January 26, 2023) - American Software, Inc. (NASDAQ: AMSWA) has determined that certain 2022 distributions are considered to be return of capital (non-dividend) distributions. This tax treatment will affect shareholders’ tax basis in their shares. To assist investors with tax reporting, Form 8937, Report of Organizational Actions Affecting Basis of Securities has been posted on the Investor section of the Company’s website under “Investor Relations.” Shareholders should consult their tax advisors to determine how this change may affect their 2022 taxes. About American Software, Inc. Atlanta-based American Software, Inc. (NASDAQ: AMSWA), through its operating entities, including, but not limited to Logility, Inc., delivers an innovative technical platform that enables enterprises to accelerate their digital supply chain transformation from product concept to client availability via the Logility® Digital Supply Chain Platform, a single platform spanning Product, Demand, Inventory, Supply, Sourcing, Deploy, Corporate Responsibility (ESG) and Network Optimization aligned with Integrated Business Planning. Serving clients such as Big Lots, Carter’s, Destination XL, Hostess, Husqvarna Group, Jockey International, Johnson Controls, Parker Hannifin, Red Wing Shoe Company, Spanx, Trident Seafoods Corporation, and WEG; our solutions are marketed and sold through a direct sales team as well as an indirect global value-added reseller (“VAR”) distribution network. Fueled by supply chain master data, allowing for the automation of critical business processes through the application of artificial intelligence and machine learning algorithms to a variety of internal and external data streams, the comprehensive Logility portfolio delivered in the cloud includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, network design and optimization (NDO), retail merchandise and assortment planning and allocation, product lifecycle management (PLM), sourcing management, vendor quality and compliance, and product traceability. For more information about Logility, please visit www.logility.com. Logility is a wholly-owned subsidiary and operating entity for American Software, Inc. You can learn more about American Software at www.amsoftware.com, or by calling (404) 364-7615 or emailing kliu@amsoftware.com.

AMERICAN SOFTWARE, INC.
FORM 8937
ATTACHMENT 1
WITH RESPECT TO RETURN OF CAPITAL DISTRIBUTIONS

Part II, Box 14

American Software, Inc. declared and paid cash dividends to shareholders of record on the dates shown below. Each of these dividends constituted a return of capital for U.S. Federal Income Tax purposes.

Nondividend distributions made to holders of American Software, Inc. Common Stock (Ticker Symbol: AMSWA, CUSIP: 029683109) were as follows:

Record Date	Payable Date	Distribution Rate per Share	Return of Capital % of Distribution
2/4/2022	2/18/2022	$0.11	38.3040%
5/6/2022	5/20/2022	$0.11	40.7186%
8/12/2022	8/26/2022	$0.11	72.3254%
11/18/2022	12/2/2022	$0.11	0%

Part II, Box 15

Each shareholder that received a dividend with respect to a share held on the Record Date must reduce its tax basis in that share by the percentage reflected of the amount of the dividend recorded that was a return of capital. To the extent that the dividends received exceed a shareholder's tax basis in the share, the excess will constitute a taxable gain. Shareholders should consult their tax advisors with respect to the U.S. Federal Income Tax treatment of any such gain as the tax treatment of the gain will depend on the shareholder's individual tax circumstances.

Part II, Box 16

Please see Part II, Box 15 above for a general description of a shareholder's change in basis calculation. The amount of the basis reduction described will be measured by the amount of cash distributions received.

Part II, Box 17

Tax consequences are determined under Sections 301(c) and 1001 of the Code.

Part II, Box 18

No tax loss will arise from the receipt of these cash distributions.

Part II, Box 19

Adjustments to the tax basis of stock (and of any taxable gain) resulting from these cash distributions are reportable in the tax period in which each distribution was received. For calendar year taxpayers, the reportable tax year for the aggregate distributions received is 2022.

Individual tax consequences may vary. Shareholders are urged to consult their own tax advisors. The information contained herein does not constitute tax advice. It is not intended or written to be used, and cannot be used, for the purpose of avoiding tax penalties.